Intellectual Property

The trade names "BeautyBuys", "NetCigar", and "Cigargold.com" for which U.S. trademark applications have been filed.

THE COMPANY OR ITS SUBSIDIARIES ARE LICENSED TO USE THE FOLLOWING TRADEMARKS:

Suarez Gran Reserve       Breton Legend   Breton Corojo Vintage   Nativos
Corojo 2000               Andulleros      Alimerante              MikeDitka
Don Otilio

THE COMPANY OR ITS SUBSIDIARIES OWN THE ADDITIONAL DOMAIN NAMES:

REGISTERED TO SYNERGY BRANDS INC.:

SYBR.COM                ADD2CART.COM
SYNERGYBRANDS.COM       SALEBYNET.COM
BEAUTYBONUS.COM**       DEALBYNET.COM
SALONCOUNTER.COM**      DEALBUYNET.COM
FRAGANCESALON.COM**     BEAUTYBUYS.COM**
GLOBALSALON.COM**       BEAUTYBUY.COM**
FRAGRANCESALON.COM**    CIGARGOLD.COM
SALONBUY.COM**

REGISTERED TO NETCIGAR.COM, INC.:

NETCIGAR.COM
COROJO2000.COM

** Denotes ownership by BeautyBuys regardless of which entity registered the domain name.

     The Company also is studying the advantages and marketing potential of establishing private label sales in the health and beauty aids and cosmetics business areas to take advantage of certain inroads to these type consumer products the Company has historically located and developed. The Company also has entered multiple licensing and production agreements regarding the establishment of internet sites for sale of the Company's products. The Company has trademarked its websites on the internet.

                                      EX-99